Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cathay General Bancorp:

We consent to the incorporation by reference in the registration statements (Nos. 333-133570, 333-156552, 333-161591, 333-162445, 333-163070, 333-192636, 333-205888, and 333-218973) on Form S-3 and the registrations statements (Nos. 333-87225, 333-110008, 333-110009, 333-127762, and 333-205889) on Form S-8 of Cathay General Bancorp and subsidiaries (the Company) of our reports dated March 1, 2018, with respect to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Cathay General Bancorp.

Our report dated March 1, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states: on July 14, 2017, the Company acquired Sinopac Bancorp, and its wholly-owned subsidiary Far East National Bank, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, loans of $627.5 million acquired from Sinopac Bancorp and the related accrued interest receivable of $1.5 million and interest income of $15.7 million, and deposits of $675.2 million consisting of non-interest bearing demand deposits of $163.0 million, NOW deposits of $39.2 million, money market deposits of $198.7 million, savings deposits of $53.3 million and time deposits of $220.8 million, assumed from Sinopac Bancorp and the related accrued interest payable of $723,000, time deposit interest expense of $917,000 and other deposit interest expense of $497,000, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the aforementioned amounts.

/s/ KPMG LLP

Los Angeles, California
March 1, 2018